Exhibit 99.1

Bio-Path Holdings to Present Clinical Data at the 63rd Annual American Society of Hematology Annual Meeting

HOUSTON—November 4, 2021 – Bio-Path Holdings, Inc., (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize® antisense RNAi nanoparticle technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced an upcoming poster presentation at the 2021 American Society of Hematology (ASH) Annual Meeting and Exposition, taking place from December 11-14, 2021 in Atlanta, GA. In addition, ASH abstracts will appear in the November supplemental issue of Blood.

Dr. Maro Ohanian, Associate Professor of the Department of Leukemia at The University of Texas M.D. Anderson Cancer Center, will present the safety and preliminary efficacy data from the ongoing Phase 2 trial of prexigebersen (BP1001), the Company’s lead drug candidate, for the treatment of acute myeloid leukemia.

Details for the presentation are as follows:

Date: Saturday, December 11, 2021
Presentation Time: 5:30 PM - 7:30 PM Eastern Time
Location: Georgia World Congress Center, Hall B5

Session Name: 616. Acute Myeloid Leukemias: Investigational Therapies, Excluding Transplantation and Cellular Immunotherapies: Poster I
Title: Safety and Efficacy of Lower Intensity Induction Therapy with Intravenous Prexigebersen (BP1001) in Patients with High-Risk and Relapsed/Refractory Acute Myeloid Leukemia (AML)

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers and in preclinical studies for solid tumors. This is followed by BP1002, targeting the Bcl-2 protein, which is being evaluated in lymphoma clinical studies.

For more information, please visit the Company's website at http://www.biopathholdings.com.

# # #

Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369